Exhibit 10.1

EXECUTION VERSION

TESLA, INC.

2019 EQUITY INCENTIVE PLAN

2025 CEO INTERIM RESTRICTED STOCK AGREEMENT

Unless otherwise defined herein, terms defined in the Tesla, Inc. 2019 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this 2025 CEO Interim Restricted Stock Agreement, which includes this Notice of 2025 CEO Interim Restricted Stock Grant (this “Notice of Grant”) and the Terms and Conditions of 2025 CEO Interim Restricted Stock Grant attached hereto as Exhibit A (together with this Notice of Grant, this “Award Agreement”).

The Company is granting this Award Agreement due to Elon Musk being unable to acquire any Shares earned under the 2018 Award (as defined below) as a result of the continuing litigation with respect to Tornetta v. Elon Musk et al., C.A. No. 2018-0408-KSJM (Del. Ch.). Participant may earn the economic benefit of a number of Shares subject to this Award of Restricted Stock only (i) if Participant satisfies the vesting conditions described herein and (ii) to the extent (if any) Participant does not receive the economic benefit intended by the 2018 Award through having met the performance goals thereunder to acquire up to 303,960,630 Shares at $23.34 per Share. This Award of Restricted Stock is not in settlement or in lieu of the 2018 Award.

NOTICE OF 2025 CEO INTERIM RESTRICTED STOCK GRANT

Participant has been awarded a grant of Restricted Stock, subject to the terms, conditions and restrictions of this Award Agreement and the Plan, as follows:

Participant:	Elon Musk

Address:	Address on file with the Company

Number of Shares:	Ninety-six million (96,000,000)

Date of Grant:	August 3, 2025

Issuance:	The Shares of Restricted Stock will be issued in accordance with this Award Agreement and the Plan, automatically and without further action or approval, on the termination or expiration of the waiting period (and any extension thereof) applicable to the issuance of such Shares to Participant under the HSR Act. For the avoidance of doubt, all Shares so issued will be Restricted Stock subject to the terms, conditions and restrictions of this Award Agreement, including Sections 3, 4, 9 and 13 of Exhibit A.

Service Vesting:	The Restricted Stock will vest on the second (2nd) anniversary of the Date of Grant (the “Scheduled Vesting Date”) subject to Participant being in continuous Eligible Service through the Scheduled Vesting Date. The Restricted Stock will vest on an accelerated basis if Participant is in continued Eligible Service upon a Change in Control (as defined under the Plan) prior to the Scheduled Vesting Date.

The Shares of Restricted Stock will immediately be forfeited and returned to the Company if Participant ceases Eligible Service before the Scheduled Vesting Date (except to the limited extent set forth in Section 4 of Exhibit A).

Early Forfeiture:	The Shares of Restricted Stock will immediately be forfeited and returned to the Company if, before Participant vests in the Restricted Stock, there is a final and non-appealable judgment, order or decision with respect to the action captioned Tornetta v. Elon Musk et al., C.A. No. 2018-0408-KSJM (Del. Ch.), or any pending or future appeal, including In re Tesla, Inc. Derivative Litigation, Nos. 10, 2025, 11, 2025 (Del.) (a “Tornetta Decision Event”) that results in Participant becoming able to exercise in full the performance-based stock option award granted to Participant in January 2018 (the “2018 Award”).

Purchase Price:	Participant shall pay the Company $23.34 per Share of Restricted Stock that vests in accordance with this Award Agreement (which is equal to the exercise price per Share of the 2018 Award and shall be subject to adjustment on the same basis as the 2018 Award) (the “Purchase Price”). The Purchase Price shall be paid by Participant to the Company in accordance with Section 7 of Exhibit A.

Holding Period:	During Participant’s lifetime, except as required to satisfy taxes due in respect of the vesting of this Award of Restricted Stock (including without limitation withholding required by Section 7 of Exhibit A) and payment of the Purchase Price or otherwise required as part of a Change in Control, Participant shall not sell, transfer or in any other way dispose of the Shares of Restricted Stock until after the fifth (5th) anniversary of the Date of Grant; provided, however, Participant may conduct transactions that involve merely a change in the form in which Participant owns such Shares (e.g., transfer Shares to an inter vivos trust for which Participant is the beneficiary during Participant’s lifetime) or as may be permitted by the Administrator consistent with the Company’s internal policies. Participant shall have no right to require the Company to withhold Shares to either pay the Purchase Price or applicable tax withholding. Participant shall sell Shares during the Holding Period only for purposes of satisfying any obligations with respect to taxes and/or paying the Purchase Price, each through orderly disposition in coordination with the Company in accordance with Section 7 of Exhibit A.

No Double Dip:	If there is a Tornetta Decision Event that results in Participant becoming able to exercise the 2018 Award (but that does not result in Early Forfeiture), then:

(i) If the Tornetta Decision Event occurs before Participant vests in the Restricted Stock, the number of Shares subject to this Award of Restricted Stock will be reduced by the Excess Amount; and

(ii) If the Tornetta Decision Event occurs on or after Participant vests in the Restricted Stock, Participant shall deliver to, or otherwise repay, within thirty (30) days, the Company for, Shares issued under this Award Agreement equal to the Excess Amount. The Company will thereafter promptly return or otherwise repay the Purchase Price per Share delivered or repaid.

For purposes of this Award Agreement, the “Excess Amount” will equal the extent to which (if any) the sum of the Shares otherwise subject to this Award of Restricted Stock and the number of options Participant becomes able to exercise under the 2018 Award exceeds the total number of Shares subject to the 2018 Award in full before any reduction or invalidation (as such number may be adjusted from time to time in accordance with the terms thereof and it being understood that the number of options currently subject to the 2018 Award is three hundred three million, nine hundred sixty thousand and six hundred thirty (303,960,630)).

Participant may, in lieu of the actions described in clause (ii) with respect to this Award of Restricted Stock, elect to forfeit a number of options underlying the 2018 Award equal to the Excess Amount by notifying the Administrator in a writing delivered within thirty (30) days of the Tornetta Decision Event giving rise to such amount.

The Administrator will have full authority to give effect to the intent of this Section such that Participant receives the economic benefits from the Shares of Restricted Stock under this Award only to the extent that Participant does not receive the economic benefits intended by the 2018 Award (and Participant otherwise satisfies the vesting conditions described herein).

Limited Pledging:	The Company agrees that, solely in order to satisfy taxes due in respect of the vesting of this Award of Restricted Stock (including without limitation the withholding required by Section 7 of Exhibit A) and payment of the Purchase Price, Participant may pledge any Shares beneficially owned by him (including without limitation any Shares issued under this Award of Restricted Stock and any Shares issued on exercise of the 2018 Award).

Additional Definitions:	For purposes of this Award Agreement:

“2018 Award” has the meaning assigned under “Early Forfeiture” in this Notice of Grant.

“Administrator” means the Board or a committee thereof, in either case, by an action approved by a majority of its Disinterested Directors voting thereon satisfying Applicable Laws.

“Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards and the related issuance of Shares of Common Stock, including but not limited to Texas state corporate laws, U.S. federal and state securities laws and regulations promulgated thereunder, the Code, the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the laws of any non-U.S. country or jurisdiction applicable to this Award of Restricted Stock.

“Disinterested Director” means a Director who is a “disinterested director” under Section 21.418 of the Texas Business Organizations Code (or its successor).

“Eligible Service” means providing services as either of the following: (i) Chief Executive Officer of the Company or (ii) an executive officer responsible for the Company’s product development or operations, as approved by Disinterested Directors.

“Excess Amount” has the meaning assigned under “No Double Dip” in this Notice of Grant.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Purchase Price” has the meaning assigned under “Purchase Price” in this Notice of Grant.

“Tax Obligations” means any federal, state or local withholding taxes of any type whatsoever imposed on the Company with respect to the issuance or vesting of the Restricted Stock or any other Company tax obligations which Participant has agreed to bear with respect to the Restricted Stock. For the avoidance of doubt, “Tax Obligations” includes, without limitation, all federal, state and local taxes (including Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be paid or withheld by the Company with respect to the Restricted Stock that are attributable to Participant’s tax obligations.

“Tornetta Decision Event” has the meaning assigned under “Early Forfeiture” in this Notice of Grant.

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By Participant’s signature and the signature of the representative of the Company below, Participant and the Company agree that this Award of Restricted Stock is granted under and governed by the terms, conditions and restrictions of this Award Agreement, including the Terms and Conditions of 2025 CEO Interim Restricted Stock Grant, attached hereto as Exhibit A, and the Plan, all of which are made a part of this document. Participant acknowledges and agrees that by accepting this Award Agreement either electronically through the electronic acceptance procedure established by the Company or through written acceptance delivered to the Company in a form satisfactory to the Company, such acceptance will constitute Participant’s acceptance of and agreement with all of the terms and conditions of this Award Agreement and the Plan. Participant has reviewed this Award Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of this Award Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to this Award Agreement and the Plan.

PARTICIPANT:	TESLA, INC.

/s/ Elon Musk	/s/ Brandon Ehrhart

Elon Musk	By: Brandon Ehrhart

Title: General Counsel and Corporate Secretary

EXHIBIT A

TERMS AND CONDITIONS OF 2025 CEO INTERIM RESTRICTED STOCK GRANT

1.           Grant. The Company hereby grants to the individual named in the Notice of Grant (“Participant”) under the Plan an Award of Restricted Stock, subject to all of the terms and conditions in the Notice of Grant, this Award Agreement and the Plan, which are incorporated herein by reference.

2.           Issuance; HSR Act Approval. The Restricted Stock awarded by this Award Agreement will be issued in accordance with the issuance provisions set forth in the Notice of Grant. Each of Participant and the Company shall file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) all necessary applications, notices, reports and other filings to obtain as promptly as practicable all consents, clearances, registrations, approvals, permits and other authorizations necessary and advisable to be obtained pursuant to the HSR Act for the consummation of the transactions contemplated by this Award Agreement. Without limiting the foregoing, Participant and the Company shall make their respective filings no later than 5:00 p.m., New York City time, on August 5, 2025 (unless a later date is mutually agreed upon between Participant and the Company in writing). Each of Participant and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) promptly supply the other with any information and documentary material that may be required in order to make such filings, (iii) promptly supply any additional information that reasonably may be required or requested by the FTC or the DOJ and (iv) cooperate and coordinate with each other regarding a response to any legal proceeding, regulatory action or order, whether temporary, preliminary or permanent, that prohibits, prevents or restricts consummation of the transactions contemplated by this Award Agreement.

3.           Vesting Schedule. The Restricted Stock awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant.

4.           Forfeiture upon Cessation of Eligible Service. Notwithstanding any contrary provision of this Award Agreement, if the Restricted Stock has not vested as of the time of Participant’s cessation of Eligible Service for any or no reason, the Restricted Stock will immediately be forfeited and returned to the Company; provided, however, that if cessation of Eligible Service is due to Participant’s death, the Restricted Stock will immediately vest.

5.           No Double Dip. Notwithstanding any vesting of the Restricted Stock awarded by this Award Agreement, the Shares subject to this Award Agreement will continue at all times, including but not limited to after Participant’s cessation of Eligible Service, to be subject to the reduction, delivery and repayment provisions set forth under “No Double Dip” in the Notice of Grant.

6.           Leave of Absence. Unless the Administrator provides otherwise, vesting of the Restricted Stock will be suspended during any unpaid leave of absence.

7.           Tax Matters and Payment of Purchase Price.

7.1         Payment of Purchase Price and Tax Withholdings. Pursuant to such procedures as the Administrator may specify from time to time, the Company shall require the prompt payment of any Purchase Price and Tax Obligations when the Restricted Stock becomes vested under this Award Agreement (or, in the case of vesting on account of death, as soon as practicable thereafter). The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy the Purchase Price and any Tax Obligations, in whole or in part (without limitation), if permissible by Applicable Laws, by (i) paying cash, or (ii) selling a sufficient number of such Shares in coordination with the Company through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences). Participant must pay the Purchase Price if the Restricted Stock becomes vested under the Award Agreement, subject to adjustment in accordance with the “No Double Dip” provisions in the Notice of Grant.

7.2         Tax Obligations. Participant acknowledges that, regardless of any action taken or not taken by the Company, the ultimate liability for any Tax Obligations is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company. Participant further acknowledges that the Company (A) makes no representations or undertakings regarding the tax treatment of any aspect of the Restricted Stock, including, but not limited to, the grant, vesting or subsequent sale of Shares and the receipt of any dividends or other distributions, and (B) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Restricted Stock to reduce or eliminate Participant’s tax liability or to achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company may be required to withhold or account for Tax Obligations in more than one jurisdiction.

7.3         Exemption from Section 409A. It is intended that the Restricted Stock shall be exempt from Section 409A of the Code pursuant to Treas. Reg. Sect. 1.409A-1(b)(6) and shall be interpreted consistent with this intention.

7.4         Tax Consequences. Participant has reviewed with Participant’s own tax advisors the U.S. federal, state, local and non-U.S. tax consequences of the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax obligations and any other tax-related liabilities that may arise as a result of the transactions contemplated by this Award Agreement.

8.           No Section 83(b) Election. Participant may not file an election under Section 83(b) of the Code with respect to the Restricted Stock.

9.           Rights as Holder of Restricted Stock. From and after the issuance of the Shares in respect of this Award of Restricted Stock in accordance with the Notice of Grant, Participant may exercise full voting rights with respect to the Shares issued pursuant to this Award of Restricted Stock.

All dividends and other distributions paid with respect to the Shares issued pursuant to this Award of Restricted Stock, whether paid in Shares or cash, will, in accordance with the terms of the Plan, be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid, and if such Shares of Restricted Stock are forfeited to the Company, such dividends or other distributions shall also be forfeited.

10.          No Guarantee of Continued Eligible Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING PROVISIONS HEREOF IS EARNED ONLY BY CONTINUING IN ELIGIBLE SERVICE AT THE WILL OF THE COMPANY AND NOT THROUGH THE ACT OF BEING GRANTED THE RESTRICTED STOCK. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING PROVISIONS SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS THE CEO OR OTHERWISE IN ELIGIBLE SERVICE FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS THE CEO OR TO REMAIN IN ELIGIBLE SERVICE OR AS A SERVICE PROVIDER OF THE COMPANY OR ANY PARENT OR SUBSIDIARY OF THE COMPANY AT ANY TIME, WITH OR WITHOUT CAUSE.

11.         Clawback Policy. Notwithstanding any provisions to the contrary under this Award Agreement, the Restricted Stock shall be subject to any clawback policy of the Company that may be established and/or amended from time to time that applies to this Restricted Stock (the “Clawback Policy”), provided that the Clawback Policy does not discriminate against Participant except as required by Applicable Laws, and provided further that if there is a conflict between the terms of this Award Agreement and the Clawback Policy, the more stringent terms, as determined by the Administrator in good faith, shall apply. The Administrator may require Participant to forfeit, return or reimburse the Company all or a portion of the Restricted Stock and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws.

12.         Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Tesla, Inc. Attention: Stock Administration, 1 Tesla Road, Austin, Texas 78725, or at such other address as the Company may hereafter designate in writing.

13.         Shares of Restricted Stock Are Not Transferable. The Restricted Stock will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) other than by the laws of descent and distribution and will not be subject to sale under execution, attachment or similar process unless and until the Shares become vested pursuant to this Award Agreement. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Restricted Stock in violation of this Award Agreement, or upon any attempted sale under any execution, attachment or similar process in violation of this Award Agreement, will be null and void.

14.         Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

15.         Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees. and this Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Award Agreement shall be binding upon Participant and Participant’s heirs, legatees, legal representatives. executors, administrators, successors and assigns. The rights and obligations of Participant under this Agreement may be assigned only with the prior written consent of the Administrator.

16.         Additional Conditions to Vesting. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or non-U.S. law, the Code and related regulations or under the rulings or regulations of the SEC or any other governmental regulatory body or the clearance, consent or approval of the SEC or any other governmental regulatory authority (together, the “Legal Requirements”) is necessary or desirable as a condition to the vesting of Shares of Restricted Stock hereunder, such vesting will not occur unless and until such Legal Requirements will have been completed, effected or obtained free of any conditions not acceptable to the Company. Shares will remain subject to the restrictions on transfer set forth in Section 13 unless the vesting of such Shares will comply with Applicable Laws and, to the extent the Company determines to be appropriate, will be further subject to the approval of counsel for the Company with respect to such compliance. The Company will make all reasonable efforts to meet the Legal Requirements. The inability of the Company to meet the Legal Requirements deemed by the Company’s counsel to be necessary or advisable for the vesting of any Shares hereunder, will relieve the Company of any liability in respect of the failure of such Shares to vest as to which such Legal Requirements will not have been met.

17.         Administrator Authority. The Administrator will have the power and authority to construe and interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan and this Award Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to this Award Agreement have vested, whether there shall be early forfeiture or required repayment of the Shares of Restricted Stock due to a Tornetta Decision Event and whether any Change in Control has occurred). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

18.         Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock awarded under this Award Agreement by electronic means or request Participant’s consent to participate in any equity-based compensation plan or program maintained by the Company by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in such plan or program through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

19.         Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

20.         Agreement Severable. If any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

21.         Modifications to this Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants he is in no way relying on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement can be made only in an express written contract executed by a duly authorized officer of the Company acting on the direction of the Board by action of its Disinterested Directors and Participant.

22.         No Waiver. Either party’s failure to enforce any provision or provisions of this Award Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Award Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

23.         No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding this Award Agreement, or Participant’s acquisition or sale of the Shares. Participant is hereby advised to consult with Participant’s own tax, legal and financial advisors regarding this Award Agreement before taking any action related to this Award Agreement.

24.         Governing Law and Venue. This Award Agreement will be governed by the laws of the State of Texas, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Texas, and agree that such litigation will be conducted in the courts of Travis County, Texas, or the federal court for the United States District Court for the Western District of Texas, Austin Division, and no other courts, where this Award of Restricted Stock is made and/or to be performed.

25.         Errors. The Administrator at any time may take any action it deems equitable, in good faith, to correct any manifest error made under this Award Agreement without prejudice to the Company.

26.        Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.